EXHIBIT 10.11

ANADARKO PETROLEUM CORPORATION
KEY EMPLOYEE CHANGE OF CONTROL CONTRACT FOR VICE PRESIDENTS
This Anadarko Petroleum Corporation Key Employee Change of Control Contract (“Agreement”) is made and entered into by and between Anadarko Petroleum Corporation (“Company”) and Michael C. Pearl (“Executive”), effective as of May 28, 2013 (“Effective Date”). Company and Executive may be collectively referred to herein as the “Parties.”
The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions.
(a)    The “Change of Control Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.
(b)    The “Change of Control Period” shall mean the period commencing on the Effective Date hereof and ending on the second anniversary of such Effective Date; provided, however, that commencing on the date one year after the Effective Date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.    Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 2(c); or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3.    Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Change of Control Date and ending on the second anniversary of such date (the “Employment Period”).
4.    Terms of Employment.
(a)    Position and Duties.
(i)    During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120‑day period immediately preceding the Change of Control Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Change of Control Date or any office or location less than 35 miles from such location.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Change of Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change of Control Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b)    Compensation.
(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the

Change of Control Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Change of Control Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii)    Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s target annual bonus under the Company’s Annual Incentive Bonus Program, or any comparable bonus under any predecessor or successor plan, for the fiscal year in which the Change of Control Date occurs, which shall be calculated as follows: (A) the target bonus percentage as established by the Board prior to the Change of Control Date for the fiscal year in which the Change of Control Date occurs, multiplied by (B) the Executive’s Annual Base Salary (the “Recent Annual Bonus”). In the event that, prior to the Change of Control Date, the Executive’s target bonus percentage has not been established by the Board under the Annual Incentive Bonus Program or any comparable bonus under any predecessor or successor plan, then for purposes of this Agreement, the Executive’s Recent Annual Bonus shall be calculated by using the target bonus percentage for the other executives in the Executive’s peer group (determined based on title, responsibilities and duties) who are parties to a Key Employee Change of Control Contract with the Company. Such Annual Bonus shall be paid no later than January 31 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with procedures established by the Company that comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to regular, annual incentive opportunities), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120‑day period immediately preceding the Change of Control Date or if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other peer executives of the Company and its affiliated companies.
(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other peer executives of the Company and its affiliated companies.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(vi)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(vii)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(viii)    Paid Time Off. During the Employment Period, the Executive shall be entitled to paid time off in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
5.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)    By the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause, or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
(ii)    the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(c)    By the Executive. The Executive’s employment may be terminated by the Executive for Good Reason, or without Good Reason. For purposes of this Agreement, Good Reason shall mean:
(i)    the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)    any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)    the Company requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof, or the Company requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control Date;
(iv)    any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v)    any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.
For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)    Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not later than 30 days after the giving of such notice), and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

6.    Obligations of the Company upon Termination.
(a)    Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason, the Company shall provide the Executive with the following compensation and benefits.
(i)    The Company shall pay to the Executive in a lump sum in cash within 20 days after the Date of Termination the aggregate of the amounts set forth in the following subsections (A) through (E), except as provided in Section 6(e):

(A)
the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the highest annual bonus earned by the Executive for the last three fiscal years prior to the Change of Control Date and (II) the Annual Bonus paid or payable for the most recently completed fiscal year during the Employment Period, in each case, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued paid time off, to the extent not theretofore used or paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)	an amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

(C)
an amount equal to the total value of the Executive’s Account (as defined in the Company’s Savings Restoration Plan (the “SRP”)), with such amount being the higher of (1) the value of the Executive’s Account on the Executive’s Date of Termination or (2) the value of the Executive’s Account on the Change of Control Date, in each case with “value” determined under the applicable change of control provisions in the SRP, if any. The amount payable under this Section 6(a)(i)(C) shall represent the payment of the amount due to the Executive under the SRP, and shall not be duplicative thereof. Notwithstanding the above provisions of this Section 6(a)(i)(C), the Company shall pay the lump sum cash payment as set forth herein above only if such payment would not be considered to be an impermissible acceleration of benefits under the SRP under Code Section 409A. In the event that the payment of the benefits payment in a lump sum would constitute an impermissible acceleration of benefits under the SRP under Code Section 409A, then the portion of the benefit payable under this Section 6(a)(i)(C) that is equal to the benefits payable under the SRP shall be payable in the same form and at the time specified in the SRP, and any excess amount determined under this paragraph shall, subject to Section 6(e), be paid in a cash lump sum within 20 days after the Date of Termination; and

(D)
an amount equal to the additional Company matching contributions which would have been made on the Executive’s behalf in the Company’s Employee Savings Plan (the “ESP”) (assuming continued participation on the same basis as immediately prior to the Change of Control Date), plus the additional amount of any benefit the Executive would have accrued under the SRP as a result of contribution limitations in the ESP, for the 24-month period beginning on the Date of Termination (with the Company’s matching contributions being determined pursuant to the applicable provisions of the ESP and the SRP and based upon the Executive’s compensation (including any amounts deferred pursuant to any deferred compensation program) in effect for the 12-month period immediately prior to the Change of Control Date); and

(E)
an amount equal to the sum of the present values, as of the Date of Termination, of (1) the accrued retirement benefit payable under the Company’s Retirement Restoration Plan (or, if the Executive participates in another plan that, in the sole determination of the Company, is intended to provide benefits similar to those under the Company’s Retirement Restoration Plan, such other plan) (each referred to herein as the “RRP”) and (2) the additional retirement benefits that the Executive would have accrued under the tax-qualified defined benefit plan of the Company or any Affiliate in which the Executive participates (the “Retirement Plan”) and the RRP if the Executive had continued employment until the expiration of the two-year period following the Date of Termination (assuming that the Executive’s compensation in each of the additional years is that required by Section 4(b)(i) and Section 4(b)(ii) hereof), with the present values being computed by discounting to the Date of Termination the accrued benefit and the additional retirement benefits payable as lump sums at an assumed benefit commencement date of the later of (i) the date the Executive attains age 55 and (ii) the date two years after the Date of Termination, at the rate of interest used for valuing lump-sum payments in excess of $25,000 for participants with retirement benefits commencing immediately under the Retirement Plan, as in effect as of the Change of Control Date with such amount to be fully offset and reduced by the amount of any additional benefit provided under the Retirement Plan or the RRP in connection with the Change of Control or the Executive’s termination of employment in connection with the Change of Control, including an amount that the Company determines, in its sole discretion, is intended to provide a similar or supplemental benefit (or, if the Executive does not participate in a Retirement Plan or RRP as of the date of the Executive’s termination of employment, such other amount as the Company may chose, in its sole discretion, to approximate this benefit).
(ii)    The Company shall, at its sole expense as incurred, provide the Executive with outplacement services at a cost to the Company not to exceed $30,000, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, however, that such outplacement services as provided in this Section 6(a)(ii) shall be limited to qualifying expenses incurred, or services provided by the Company, during the period ending on the last day of the second calendar year following the calendar year containing the Date of Termination, and any reimbursements by the Company shall be made not later than the last day of the third calendar year following the calendar year containing the Date of Termination; and
(iii)    Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the Executive all life, accident, disability, medical and health care benefit plans, programs and arrangements in which the Executive was entitled to participate, at the same rates and levels (which levels may vary based on the Executive’s age in accordance with the terms of the applicable plans, programs and arrangements), in which the Executive was participating immediately prior to the Change of Control Date, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans, programs and arrangements; and further provided that (A) if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (B) the medical and other welfare benefits described herein shall be subject to the application of any Medicare or other coordination of benefits provisions under the applicable medical or welfare benefit plan, program or arrangement. In the event that the Executive’s participation in any such plan, program or arrangement is barred due to the eligibility and participation requirements of such plan or program as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Executive was entitled to receive under such plans and programs of the Company prior to the Change of Control Date. In such event, appropriate adjustments shall be made so that the after-tax value thereof to the Executive is similar to the after-tax value of the benefit plans in which participation is barred.
Benefits provided pursuant to this Section 6(a)(iii) are contractual only and are not to be considered a continuation of coverage as provided under Code Section 4980B (i.e., COBRA continuation coverage). For purposes of determining the Executive’s eligibility (but not the time of commencement of coverage) for retiree benefits pursuant to such plans and programs, the Executive shall be considered to have remained employed until two years after the Date of

Termination and to have retired on the last day of such period, and, if the Executive satisfies the eligibility requirements, such benefits shall commence no later than the expiration of the two-year continuation period provided in the first sentence of this Section 6(a)(iii).
The continued coverage under this Section 6(a)(iii) shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, or in a manner that otherwise complies with Code Section 409A, including without limitation (1) providing such benefits on a nontaxable basis to the Executive, (2) providing for the reimbursement of medical expenses incurred during the period of time during which the Executive would be entitled to continuation coverage under a group health plan of the Company under Code Section 4980B (i.e., COBRA continuation coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (4) requiring the Executive to pay the actual cost of such coverage and having the Company reimburse the Executive for such payments in excess of the rates that would otherwise be required to be paid by the Executive under the preceding provisions of this Section 6(a)(iii) (with such reimbursement, less applicable taxes, for a particular calendar year during which the Executive received such coverage to be made within 15 days following the end of such calendar year (but in no event prior to the date that is six months after the Date of Termination)).
(iv)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 20 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 20 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120‑day period immediately preceding the Change of Control Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.
(d)    Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 20 days of the Date of Termination.
(e)    Matters Relating to Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the payment of any benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee”, then if the Executive is a “specified employee” under Code Section 409A, any such payment that the Executive would otherwise be entitled to receive during the first six months following the Date of Termination shall be accumulated and paid or provided, as applicable, within ten days after the date that is six months following the Date of Termination, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest. For all purposes of this Agreement, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i). The Executive agrees to be bound by the Company’s determination of its “specified employees” (as defined in Code Section 409A). Any payment or benefit (including any severance payment or benefit) provided under this Agreement to which Code Section 409A applies that constitutes a reimbursement of expenses incurred by the Executive or the provision of an in-kind benefit to the Executive shall be subject to the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or to receive an in-kind benefit shall not be subject to liquidation or exchange by the Executive for another payment or benefit.
7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies, including, but not limited to, the Company’s Management Life Insurance Plan and Override Pool Bonus Plan, at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, there shall be no duplication of any of the payments or benefits described in Section 6 hereof, and payments under the applicable provisions of Section 6(a)(i) shall be in full satisfaction of the amounts otherwise payable under the SRP, the RRP and the executive deferred compensation plans, respectively.
8.    Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 6(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).
9.    Parachute Payment Limitation.
(a)    Anything in this Agreement to the contrary notwithstanding, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Executive

(taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The reduction of Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).
(b)    The determinations as to the Payments to be reduced and the amount of reduction shall be made by the Company in good faith, and such determinations shall be conclusive and binding on the Executive. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliated companies) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Executive’s base amount, the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.
10.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
11.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive’s home address registered with the Company or, if to the Company, to the attention of the General Counsel at the Company’s home office address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Change of Control Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Change of Control Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
[Signature page follows.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE

By:	/s/ Michael C. Pearl
Name:	Michael C. Pearl
Date:	July 23, 2013

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Name:	Julia A. Struble
Title:	VP, Human Resources
Date:	July 29, 2013

AMENDMENT TO ANADARKO PETROLEUM CORPORATION
KEY EMPLOYEE CHANGE OF CONTROL CONTRACT FOR VICE PRESIDENTS

1.THIS AMENDMENT TO ANADARKO PETROLEUM CORPORATION KEY EMPLOYEE CHANGE OF CONTROL CONTRACT FOR VICE PRESIDENTS (this “Amendment”) is executed and agreed to by and between Anadarko Petroleum Corporation (the “Company”), and Michael Pearl (“Executive”), effective as of April 11, 2019 (the “Amendment Effective Date”).
2.WHEREAS, the Company and Executive have heretofore entered into that certain Anadarko Petroleum Corporation Key Employee Change of Control Contract for Vice Presidents dated May 28, 2013 (the “Change of Control Contract”); and
3.WHEREAS, the Company and Executive desire to amend the Change of Control Contract to update certain Change of Control bonus and severance provisions under the Change of Control Contract.
4.NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree that the Change of Control Contract shall be amended as hereafter provided, effective as of the Amendment Effective Date:
1.    Sections 6(a)(i)(A) and 6(a)(i)(B) of the Change of Control Contract shall be deleted and the following shall be substituted therefor:
“(A)    the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Base Salary in effect at the beginning of (I) the fiscal year during which the Date of Termination occurs or, (II) if greater, the fiscal year during which the Change of Control Date occurs; multiplied by (y) the Executive’s incentive target bonus percentage under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan (which shall be expressed as a percentage of Annual Base Salary) (I) for the fiscal year in which the Date of Termination occurs (provided, however, that if such incentive target bonus percentage has not been established by the Board (or the Compensation Committee) for such fiscal year as of the Date of Termination, then such percentage shall be deemed to be the Executive’s incentive target bonus percentage that applied to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (the “Next Preceding Fiscal Year”) or, if Executive was not employed by the Company and its affiliated companies for the entirety of the Next Preceding Fiscal Year, then such percentage shall be deemed to be the incentive target bonus percentage for the Next Preceding Fiscal Year for other executives in the Executive’s peer group (determined based on title, responsibilities and duties) who are parties to the Key Employee Change of Control Contracts with the Company) or, (II) if greater, for the fiscal year in which the Change of Control Date occurs; multiplied by (z) the higher of (I) 100%, (II) the bonus performance percentage for the portion of the fiscal year ending on the Date of Termination as determined by and in the sole discretion of the Board (or the Compensation Committee) on or before the Date of Termination without negative adjustment for individual performance, which for calendar year 2019 shall be the highest bonus performance percentage under the Company’s Annual Incentive Bonus Program (200%) and (III) the actual bonus performance percentage assigned by the Board (or the Compensation Committee) under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan that applied to the Next Preceding Fiscal Year, it being understood and agreed that for purposes of this Agreement, the bonus performance percentage for fiscal year 2019 shall be the highest bonus performance percentage under the Company’s Annual Incentive Bonus Program (200%), and (3) any accrued paid time off, to the extent not theretofore used or paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
“(B)    an amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary in effect immediately prior to the Date of Termination and (y) the greater of (I) the average of the annual bonuses earned by the Executive for the two most recently completed fiscal years ending prior to the Date of Termination (in each case, including any bonus or portion thereof which has been earned but deferred) under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan and (II) the Executive’s annual bonus for the year in which the Date of Termination occurs (which annual bonus shall be deemed to be equal to the product of the amounts described in clauses (x), (y) and (z) of Section 6(a)(i)(A)(2); and”
2.    Except as expressly modified by this Amendment, the terms of the Change of Control Contract shall remain in full force and effect and are hereby confirmed and ratified.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to be effective as of the date first set forth above.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Amanda M. McMillian
Name:	Amanda M. McMillian
Title:	EVP and General Counsel

MICHAEL PEARL
/s/ Michael Pearl

SIGNATURE PAGE TO AMENDMENT TO ANADARKO PETROLEUM CORPORATION
KEY EMPLOYEE CHANGE OF CONTROL CONTRACT FOR VICE PRESIDENTS